UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37370	51-0394637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Arava St., pob 1026, Airport City, Israel, 7010000

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code +972-3-600-9030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Placement Agency Agreement

On December 20, 2017, My Size, Inc. (the "Company") announced that it priced a public offering of 3,832,500 shares of its common stock to the public at $0.65 per share and five-year warrants to purchase an aggregate of 2,874,375 shares of common stock at an exercise price of $0.851 per share (collectively, the “Securities”) pursuant to the Company’s registration statement on Form S-1 (Registration No. 333-221741) which was declared effective by the Securities and Exchange Commission on December 19, 2017.

The offering and sale of the Securities is expected to result in gross proceeds to the Company of $2.5 million, before deducting placement agent fees and other offering expenses.

Roth Capital Partners, LLC (the “Placement Agent”) is acting as sole placement agent for the offering on a reasonable “best efforts” basis, pursuant to a placement agency agreement (the “Placement Agency Agreement”) between the Company and the Placement Agent dated December 20, 2017. The Placement Agency Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Placement Agent, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the Placement Agency Agreement, as a condition to closing, certain stockholders of the Company will need to enter into a voting agreement pursuant to which they will vote their shares at the next meeting of stockholders of the Company.

The offering is expected to close on December 22, 2017, subject to the satisfaction of customary closing conditions.

Pursuant to the Placement Agency Agreement, the Company has entered into a lock-up agreement (the “Company Lock-Up Agreement”) with the Placement Agent not to sell, transfer or otherwise dispose of securities of the Company until the earlier of (i) January 10, 2018 and (ii) such time that the Company’s aggregate trading volume on the NASDAQ Capital Market is at least 25,000,000 shares following the public announcement of the terms of the offering. In addition, executive officers, directors, and a stockholder holding over 5% of our common stock of the Company entered into a lock-up agreement (the “Affiliate Lock-Up Agreement” and together with the Company Lock-Up Agreement, the “Lock-Up Agreement”) with the Placement Agent not to sell, transfer or otherwise dispose of securities of the Company for a period of 90 days after December 20, 2017.

Pursuant to negotiations with the institutional investors in the offering, the terms of the leak-out agreement (the “Leak-Out Agreement”) were agreed upon to provide that, until December 27, 2017, each institutional investor either alone or together with its affiliates will be limited to selling no more than its pro rata portion (based upon the size of its investment in the offering) of 30% of the daily trading volume of the Common Stock on such trading day, including shares of Common Stock or shares of Common Stock underlying any convertible securities (including any shares of Common Stock acquirable upon exercise of the Warrants); provided, that the foregoing restriction shall not apply to any actual “long” (as defined in Regulation SHO of the Securities Exchange Act of 1934, as amended) sales by the holder or any of the holder’s affiliates at a price greater than $1.00, subject to adjustment.

The foregoing description of the Placement Agency Agreement (including the Lock-Up Agreement contained therein) and Leak-Out Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Placement Agency Agreement and Leak-Out Agreement, a copy of the form of which is attached hereto as Exhibit 1.1 and 10.1, respectively, and incorporated herein by reference.

The provisions of the Placement Agency Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

On December 20, 2017, the Company issued a press release announcing the pricing of the public offering. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

1.1	Form of Placement Agency Agreement
10.1	Form of Leak-Out Agreement
99.1	Press Release dated December 20, 2017 announcing the pricing of the offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MY SIZE, INC.

Date: December 20, 2017	By:	/s/ Ronen Luzon
	Name:	Ronen Luzon
	Title:	Chief Executive Officer